Exhibit 10.2

LICENSE AGREEMENT

This License Agreement is entered into as of this day of May, 2019 (the “Effective Date”), by and between Nasus Pharma Ltd., a company formed under the laws of Israel, having a place of business at 35 Ehad Haam St. Tel Aviv, Israel (the “Company”) and Formulex Pharma Innovations Ltd. having a place of business at 18 Einstein Ncs Tziona, Israel (the “Formulex”). Formulex and the Company shall each be referred to in this Agreement as a “Party” and together as the “Parties”.

WHEREAS:	the rights and title to Licensed Technology, vest solely with Fomulex; and

WHEREAS:	the Company wishes to obtain an exclusive license to Formulexs’ rights in the Licensed Technology for the development, manufacture and commercialization of Products (as defined herein); and

WHEREAS:	Formulex agrees to grant the Company such an exclusive license, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section I, whether used in the singular or the plural, shall have the meanings specified below.

“Calendar Year” will mean successive one year periods beginning on January I and ending on December 31 for so long as this Agreement is in effect.

“Know-how” will mean any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

“Licensed Know-how” will mean Know-how that shall be transferred to the Company promptly following the Effective Date and which is related or otherwise required in connection with the Licensed Patents, and which shall be described in Exhibit A to the Agreement

“Licensed Patents” will mean (i) the patent applications’patents described in Exhibit B attached hereto, (ii) all patent applications claiming the Licensed Know-how that are not already included in (i) above, (iii) all divisional, continuation, and continuation in-part applications of the foregoing applications, (iv) all patents issuing from any of the foregoing applications, and (v) all reissues, reexaminations, extensions and restorations of any of the foregoing patents.

“Licensed Technology” will mean the Licensed Patents and the Licensed Know-how.

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“Net Sales” will mean the amount actually received by the Company on sales of Products to a third party, less the following: (a) amounts repaid or credited by reason of rejection or return; (b) to the extent separately stated in the invoices, any taxes or other governmental charge’s (value added tax and/or any similar sales tax) levied on the sale, delivery, which is imposed on the Company; and (d) to the extent separately stated in the invoices, reasonable freight and handling charges, provided that in the event that the Company receives non-monetary consideration for any Products.

“Produce(s)” will mean any product which (i) contains, comprises, utilizes or incorporates Licensed Technology, in whole or in part, or (ii) is developed or manufactured with the use of the Licensed Technology, in whole or in part, at any stage

“Valid Claim” will mean a claim of a patent application or unexpired issued patent included in the Licensed Patents so long as such claim shall not have been held invalid in a final court judgment or patent office decision that has not been appealed within the time allowed by law for an appeal, or from which there is no further appeal.

3. Title.

3.1 As between the Parties, all rights, title and interest in and to the Licensed Technology are and shall be owned solely and exclusively by Formulex.

3.2 Formulex represents and warrants that the Licensed Technology was developed solely by Formulex and it is solely and exclusively owned by Formulex and during the term of this Agreement Formulex shall not take any action to transfer, assign, pledge or otherwise dispose of any right in the Licensed Technology.

4. Patent Filing, Prosecution and Maintenance.

4.1 Filing and Prosecution. All Licensed Patents shall be filed, prosecuted and maintained by the Company, using the patent counsel elected by the Company.

4.4 No Warranty. Nothing contained herein shall be deemed to be a warranty by Formulex that the patent application’s included in the Licensed Patent will result in an issued patent, or that any patent application or issued patent that is or may be included in the Licensed Patents will be valid or of any value or will afford adequate or commercially worthwhile protection.

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5. Lieense Grant.

5.1. Exclusive License.

Formulax hereby grant to the Company an exclusive, worldwide, irrevocable, transferable, sub-licensable, royalty-bearing license in the Licensed Technology for the purpose of developing, manufacturing, using, offering for sale, disposing, selling and exporting Products or otherwise commercializing the Licensed Technology and or the Products.

6. Consideration for Grant of Lieense

In consideration for the rights and licenses granted to the Company pursuant to this Agreement, the Company shall pay to Formulex the following consideration:

6.1 Royalty Payments.

6.1.1. Royalty Rate. The Company shall pay Formulex royalties on Net Sales of Products by the Company at the rates set forth below. Within 30 days of the end of each Calendar Year, the Company shall remit to Formulex all royalties due for the applicable Calendar Year.

●	0.5% of Net Sales of Products which are capped by the aggregate amount to be paid to Formulex not to exceed US$100,000.

6.1.2. Royalty Period. The royalty set forth in Section 6.1 will be payable during a period which shall commence on the Effective Date and shall continue on a country-by-country, Product-by- Product basis, for the longer of: (a) fifteen (15) years from the date of the first commercial sale of such Product in such country; and (b) until the last to expire of the Licensed Patents in such country (the “Royalty Period”).

7. Reports; Payments; Records.

7.1. Reports and Payments.

Reports on Net Sales. Within thirty (30) days after the conclusion of each Calendar Year commencing with the first Calendar Year in which Net Sales are generated, the Company shall deliver to Formulex reports on Net Sales by the Company containing the amount sold and the percentage received by Formulex. Notwithstanding the foregoing, the reports shall be delivered to Formulex only until the Company reaches the cap of US$100,000 in royalties payments.

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8.2. VAT; Withholding Similar Taxes. All amounts to be paid to Ramot pursuant to this Agreement are exclusive of Value Added Tax. The Company shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to Ramot under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Ramot a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9. Enforcement of Patent Rights.

9.1. Notice. In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of the Licensed Patents (“Infringement”), that party shall promptly notify the other party parties and provide it with details regarding such Infringement.

9.2. Suit by the Company. The Company shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. The expenses of such suit or suits that the Company elects to bring, including any expenses incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Company. In the event the Company exercises its right to sue pursuant to this section, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Formulex shall receive an amount equal to 0.5% of such funds (up to the said aggregate amount of $100,000) and the remaining of such funds shall be retained by the Company.

9.3. Cooperation. Each party agrees to cooperate fully in any action under this Section 9 which is controlled by the other parties.

9.4. Standing. If a party lacks standing and another party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

10. Term and Termination.

10.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect until the expiration of all payment obligations of the Company pursuant to this Agreement.

10.2. Termination.

10.2.1. Termination Without Cause. The Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to Formulex.10.2.2.

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Bankruptcy. Company may terminate this Agreement upon notice to Formulex in the event of the granting of a winding-up order in respect of Formulex, or upon an order being granted against Formulex for the appointment of a receiver, or if Formulex passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of Formulex, or if a temporary or permanent attachment order is granted on Formulex’s assets, or a substantial portion thereof, or if Formulex shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this section under the laws of any jurisdiction occurs in respect of Formulex; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 90 (ninety) days of the grant of such order or the performance of such act.

10.3. Effect of Termination. 10.3.1 Transfer of Patents. In case of termination of the Agreement by the Company in accordance with Section 10.2.2, then the Company shall have the first right (but not an obligation) to acquire the Licensed Technology in an amount equal to the balance between the amount actually paid to Formulex prior to such date and the amount of $100,000.

10.3.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination. Without limiting the generality of the foregoing, the Company shall be obligated to pay all patent related expenses with respect to patent activities.

11. Miscellaneous.

11.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.2. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the addresses set forth in the preamble or any other address or communication method used by the parties.

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party giving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.3. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv. Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Licensors may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

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11.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the panics and their respective legal representatives, successors and permitted assigns.

11.5. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.6. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.

11.7. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.8. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either party as agents for each other or as partners with each other or any third party.

11.9. Assignment and Successors. The Company will be entitled to assign or encumber all or any of its rights or obligations under this Agreement to any other entity without the prior written consent of Formulex.

11.10. Force Majeure. No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.11. Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

11.12. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

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Exhibit A

Licensed Know How

Know How in the fields of:

1. Intranasal and inhaled formulations

2. Combination products

3. Particle engeeniring”

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Exhibit B

Licensed Patents

WO 2019 038756 Dry Powder Compositions for Intranasal Delivery

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